UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2026

Woodbridge Liquidation Trust
(Exact name of registrant as specified in its charter)

Delaware	No. 000-56115	36-7730868
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 N. Brand Blvd., Suite 200 Glendale, California	91203
(Address of principal executive offices)	(Zip Code)

(310) 765-1550
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On July 28, 2026, following the approval of the Supervisory Board (the “Board”) of Woodbridge Liquidation Trust (the “Trust”), the Liquidation Trustee of the Trust executed Amendment No. 7 to the Liquidation Trust Agreement of the Trust (the “Amendment”).  The Amendment extends the outside termination date of the Trust from February 15, 2027 to February 15, 2030, subject to the extension of such date by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under certain circumstances.

As previously reported, during the quarter ended March 31, 2026, the Trust concluded that its liquidation activities would not be completed by February 15, 2027 due to a pending construction defect claim against one of its subsidiaries.  In addition to the approval of the Amendment by the Board, the Trust is required to file a motion with the Bankruptcy Court to extend the termination date of the Trust beyond February 15, 2027.  Accordingly, the Trust will file a motion with Bankruptcy Court to approve an extension of the termination date of the Trust to February 15, 2028, and expects that the Bankruptcy Court will grant the motion, as the extension is needed to permit the Trust the time needed to resolve the construction defect claim.

The information set forth above is qualified in its entirety by reference to the actual terms of the Amendment, which has been filed as Exhibit 3.1 hereto, and which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 3.1	Amendment No. 7 to Liquidation Trust Agreement, dated July 28, 2026

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Woodbridge Liquidation Trust

Date: July 30, 2026	By:	/s/ Michael I. Goldberg
Michael I. Goldberg,
Liquidation Trustee